UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2011

Sara Lee Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-3344	36-2089049
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3500 Lacey Road, Downers Grove, Illinois		60515
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(630) 598-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2011, Sara Lee Corporation signed a Settlement Agreement with Frank van Oers, Executive Vice President of Sara Lee Corporation and Chief Executive Officer, International Beverage and Bakery, under which he agreed to relinquish all of his positions with Sara Lee, including as Chief Executive Officer, International Beverage and Bakery, effective December 1, 2011. The Settlement Agreement was signed in connection with Sara Lee's planned spin-off of its international coffee and tea business into an independent, publicly-traded company in the first half of calendar 2012 (the "Spin-Off"). Mr. van Oers will continue to be employed by Sara Lee until the earlier of the last day of fiscal 2012 or the date on which he accepts alternative employment (the "termination date"). The terms of the Settlement Agreement are consistent with the terms of Sara Lee's Severance Plans for Corporate Officers, except for changes necessitated by Dutch statutory law. The agreement provides that Sara Lee will pay Mr. van Oers (i) his annual base salary through the termination date, (ii) his annual incentive for fiscal 2012, with a target opportunity of 130% of annual base salary, to the extent payout is earned under Sara Lee's fiscal 2012 Annual Incentive Plan on the same basis as other participants, and (iii) a lump sum severance payment of Euro 2.0 million, paid one month after the termination date. If Mr. Van Oers accepts alternative employment before the last day of fiscal 2012, the balance of his salary, pension and pro rata bonus from the earlier termination date until the last day of fiscal 2012 will be added to the lump sum severance payment that is paid one month after the termination date. Upon completion of the Spin-Off, all outstanding and unvested equity held by Mr. van Oers will vest in full. The agreement also contains customary confidentiality and non-solicitation provisions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sara Lee Corporation

September 6, 2011	By:	Helen N. Kaminski

Name: Helen N. Kaminski
Title: Assistant General Counsel, Corporate & Securities